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                                            Filed Pursuant to Rule 424(b)(3)
                                        Registration Statement No. 333-74238


                           KANAKARIS WIRELESS

               PROSPECTUS SUPPLEMENT DATED DECEMBER 10, 2001
                   TO PROSPECTUS DATED NOVEMBER 30, 2001

         The prospectus of Kanakaris Wireless dated November 30, 2001 is supplemented to include updated information based on our 1-for-20 reverse common stock split and symbol change that occurred effective as of December 7, 2001.

THE COVER PAGE OF THE PROSPECTUS IS REVISED TO REFLECT THE FOLLOWING:
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         The 1,211,360 shares of Kanakaris Wireless common stock being offered under this prospectus are being offered by Kevin Welch for his own account. Our common stock trades on the NASD's OTC Bulletin Board under the symbol "KKRW." On December 7, 2001, the high and low sale prices for a share of our common stock were $.20 and $.10, respectively.

THE FOLLOWING RISK FACTORS ARE REVISED:
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WE NEED AND MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS,
WHICH COULD DILUTE OUR STOCKHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

         Historically, we have relied upon cash from financing activities and revenues generated from operations to fund all of the cash requirements of our activities. We have not been able to generate any significant cash from our operating activities in the past and cannot assure you that we will be able to do so in the future. We require new financing. Deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing stockholders' equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

CONVERSION OF OUR OUTSTANDING CONVERTIBLE SECURITIES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE BECAUSE THE CONVERSION PRICE OF THOSE SECURITIES DEPENDS UPON THE MARKET PRICE OF OUR COMMON STOCK, AND THERE IS NO CEILING ON THE NUMBER OF SHARES OF OUR COMMON STOCK THAT ARE ISSUABLE UPON EXERCISE OF THOSE SECURITIES.

         We have issued to several security holders debentures and warrants that are convertible or exercisable at prices that are equal to the lesser of a fixed price and a variable price that is based upon a discount on the market price of our common stock. As of November 7, 2001, taking into account the 1-for-20 reverse common stock split that subsequently occurred on December 7, 2001, we had a total of 6,296,026 shares of common stock outstanding, the closing price of a share of our common stock on the OTC Bulletin Board was $.30, and the debentures and warrants with the variable conversion and exercise prices were convertible or exercisable into approximately 20,259,098 shares of common stock. The number of shares that those debentures and warrants ultimately may be converted into or exercised for could prove to be greater than this estimate if the market price of our common stock declines. Further, to the extent the security holders convert those debentures and exercise those warrants and then sell the underlying shares of common stock into the market, the price of our common stock may decline due to the additional shares available in the market. This decline could allow the security holders to convert their remaining debentures and exercise their remaining warrants into a greater number of shares of common stock, the sale of which would further depress the stock price.

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You could, therefore, experience substantial dilution and a decline in the value of your investment as a result of the conversion of the debentures and exercise of the warrants.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN LITIGATION AGAINST US.

         There is currently an extremely limited trading market for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "KKRS." There can be no assurance that any regular trading market for our common stock will develop or, if developed, will be sustained. The trading prices of our common stock have fluctuated significantly over time. In fact, for the quarter ended September 30, 2001, taking into account the 1-for-20 reverse common stock split that subsequently occurred on December 7, 2001, the high and low closing bid prices for a share of our common stock were $2.16 and $.46, respectively. The trading prices of our common stock could experience wide fluctuations in the future in response to:

         o        quarter-to-quarter variations in our operating results;
         o        material announcements of technological innovations;
         o significant customer orders or establishment of strategic partnerships by us or our competitors or providers of alternative products and services;
         o general conditions in the Internet, e-commerce and data control console industries; or
         o        other events or factors, many of which are beyond our control.

         In addition, the stock market as a whole and individual stocks have experienced extreme price and volume fluctuations, which have often been unrelated to the performance of the related corporations. Our operating results in future quarters may be below the expectations of market makers, securities analysts and investors. In any such event, the price of our common stock will likely decline, perhaps substantially. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to our company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Any adverse determination in such litigation could also subject us to substantial liabilities.

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THE SELLING SECURITY HOLDER TABLE IS REPLACED WITH THE FOLLOWING:
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                         SELLING SECURITY HOLDER

         The following table sets forth information as of November 29, 2001 with respect to the beneficial ownership of our common stock both before and immediately following the offering by the selling security holder. The following calculations of the percent of outstanding shares are based on 7,860,957 shares of our common stock outstanding as of the date of the table, taking into account the 1-for-20 reverse common stock split that subsequently occurred on December 7, 2001. Beneficial ownership and, accordingly, percent of class ownership, are calculated according to Securities and Exchange Commission Rule 13d-3.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling security holder. All of the shares being offered under this prospectus were issued in a private placement transaction under the terms of a Consulting Agreement dated as of October 26, 2001 and Consulting Agreement Extension dated as of November 29, 2001 by and between us and the selling security holder.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holder.

                                                   Shares of Class                  Shares of
                                                     Beneficially                  Class Being                 Shares of Class
     Name and Address of              Title of        Owned Prior                 Offered Under               Beneficially Owned
     Beneficial Owner                 Class        to this Offering              this Prospectus             After this Offering (1)
      -----------------               -----       -------------------            ------------------         ------------------------
                                               Number           Percent                                     Number          Percent
                                               ------           -------                                     ------          -------
Kevin Welch
468 North Camden Drive, Suite 200
Beverly Hills, California 90210.......Common  1,723,779(2)       20.76%             1,211,360(3)           512,419           6.17%

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(1)      Assumes all shares of class being offered are sold.

(2) Consists of (i) 1,281,360 shares of common stock issued and outstanding, (ii) 425,000 shares of common stock issuable upon exercise of warrants, (iii) 17,419 shares of common stock issuable upon exercise of options.

(3)      Consists of 1,211,360 shares of common stock issued and outstanding.

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